Exhibit 23.2



            Consent of Independent Registered Public Accounting Firm



The Board of Directors
QNB Corp.:

We consent to the incorporation by reference in the registration statement of QNB Corp. on Form S-8 of our report dated April 15, 2005, relating to management's assessment of the effectiveness of internal control over financial reporting and to the effectiveness of internal control over financial reporting, and of our report dated March 3, 2005, on QNB Corp.'s consolidated financial statements appearing in Amendment No. 1 to the Annual Report on Form 10-K of QNB Corp. for the year ended December 31, 2004.



/s/ S.R. Snodgrass, A.C.
------------------------
Wexford, Pennsylvania
June 21, 2005